Exhibit 3.1

PRONAI THERAPEUTICS, INC.

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

ProNAi Therapeutics, Inc., a Delaware corporation (the “Corporation”), hereby certifies that:

1. The name of the corporation is ProNAi Therapeutics, Inc., and the corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”) on May 8, 2003 under the name Phenome Systems, Inc.

2. Article I of the Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

“The name of the corporation is Sierra Oncology, Inc. (the “Corporation”).

3. This Certificate of Amendment to the Restated Certificate of Incorporation has been adopted by the Corporation’s Board of Directors in accordance with Section 242 of the DGCL.

4. This Certificate of Amendment to the Amended and Restated Certificate of Incorporation shall be effective at 12:01 a.m. on January 10, 2017.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer as of this 6th day of January 2017.

PRONAI THERAPEUTICS INC.

By:	/s/ NICK GLOVER
Name: Nick Glover
Title: President and Chief Executive Officer